EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Stockholders
Streicher Mobile Fueling, Inc.


We consent to the incorporation by reference in the registration statement on Forms S-8 (Nos. 333-84275 and 333-79801) and S-3 (Nos. 333-30950, 333-30952 and
333-84273) of Streicher Mobile Fueling, Inc., of our report dated April 30, 2001, relating to the consolidated balance sheets of Streicher Mobile Fueling, Inc. and subsidiaries as of January 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended January 31, 2001, and the related schedule, which report appears in the January 31, 2001 Annual Report on Form 10-K of Streicher Mobile Fueling, Inc.


/s/ KPMG LLP

Fort Lauderdale, Florida
May 15, 2001